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                                                                EXHIBIT 5.1

                [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                               June 27, 2000

(949) 451-3800                                                     C 87007-01378

Standard Pacific Corp.
15326 Alton Parkway
Irvine, CA 92618

   Re: Registration Statement on Form S-4 of Standard Pacific Corp. (File No. 333-37014)

Ladies and Gentlemen :

   We have examined the registration statement on Form S-4 (the "Registration Statement"), which Standard Pacific Corp., a Delaware corporation (the "Corporation"), filed with the Securities and Exchange Commission (the "Commission") on May 15, 2000, as amended, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,487,012 shares of the Corporation's common stock, par value $0.01 per share (the "Shares"), to be issued by the Corporation to holders of the common stock of The Writer Corporation, a Colorado corporation ("Writer"), pursuant to that certain Plan and Agreement of Merger (the "Merger Agreement"), by and among the Corporation, Writer and TWC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Corporation.

   For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion. For the purposes of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photo static copies and the authenticity of the originals of such copies.

   Based on our examination described above and in reliance thereon, subject to the assumptions stated above and assuming effectiveness of the Registration Statement, we are of the opinion that the Shares have been duly authorized and when issued and delivered in the manner contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

   This opinion is limited to the General Corporation Law of the State of Delaware and federal laws of the United States, as such laws currently exist. We assume no obligation to revise or supplement this opinion should such laws, or interpretations thereof, be changed.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the proxy statement/prospectus forming a part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                          Very truly yours,

                                          /s/ Gibson, Dunn & Crutcher LLP

                                          GIBSON, DUNN & CRUTCHER LLP

RKM/GLS/LJM/AM